Exhibit 10.5(c)

Execution Version

Amended and Restated

Employment Agreement

The employment agreement (the “Original Agreement”) entered into on August 22, 2006, and amended on September 8, 2006, effective as of September 14, 2006 (the “Effective Date”) is hereby amended and restated, as of the 15th day of December, 2008, as the Amended and Restated Employment Agreement (the “Agreement”), by and among David L. Calhoun (the “Executive”) and Valcon Acquisition Holding (Luxembourg) S.à r.l., a private limited company incorporated under the laws of Luxembourg (“Lux Holdco”) and Lux Holdco’s indirect subsidiary TNC (US) Holdings, Inc. (formerly VNU, Inc.), a Delaware corporation (the “U.S. Entity” and, together with Lux Holdco, the “Company”).

RECITALS

A.	It is the desire of the Company to assure itself of the continued services of the Executive by continuing to engage the Executive to perform services under the terms hereof.

B.	The Company and Executive wish to amend and restate the Original Agreement to comply with Section 409A of the Internal Revenue Code.

C.	The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions

(a)	“2006 Prior Bonus” shall mean the annual cash incentive bonus that the Executive was eligible to earn from the Prior Employer in respect of 2006.

(b)	“Accountants” shall have the meaning set forth in Section 10(e).

(c)	“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act; provided that, with respect to the Company, Affiliate shall not include any Principal Stockholder or any portfolio companies of the relevant Principal Stockholder.

(d)	“Agreement” shall have the meaning set forth in the preamble hereto.

(e)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(f)	“Annual Bonus” shall have the meaning set forth in Section 3(b).

(g)	“Base Amount” shall have the meaning set forth in Section 10(b).

(h)	“Base Price” shall mean the per share purchase price paid by the Principal Stockholders for their shares of the Common Stock, or the economic equivalent thereof.

(i)	“BV” shall mean The Nielsen Company B.V. (formerly, VNU Group B.V.), a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid).

(j)	“Cash Payment” shall have the meaning set forth in Section 10(c).

(k)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	The Executive’s willful misconduct with regard to the Company that results in a significant adverse impact on the Company; provided that no act or failure to act on the Executive’s part will be considered “willful” unless done, or omitted to be done, by the Executive not in good faith or without reasonable belief that his action or omission was in the best interests of the Company;

(ii)	The Executive being indicted for, convicted of, or pleading nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, vicarious liability or traffic violations;

(iii)	The Executive’s conduct involving the use of illegal drugs in the workplace;

(iv)	The Executive’s failure to attempt in good faith to follow a lawful directive of the Supervisory Board within ten (10) days after written notice of such failure; and/or

(v)	The Executive’s breach of Sections 6 or 7(a), gross breach of Section 8, or breach of the Executive’s management stockholders’ agreement or the Executive’s other agreements with the Company, which continues beyond ten (10) days after written demand for substantial performance is delivered to the Executive by the Company (to the extent that, in the reasonable judgment of the Supervisory Board, such breach can be cured by the Executive), so long as the breach (which shall be deemed to refer to all breaches in this paragraph) is (A) material and (B) results in a significant adverse impact on the Company; provided that the foregoing reference to other agreements shall not apply to any agreement, policy or similar standard agreement that is utilized by the Company on a basis beyond an individually negotiated agreement with the Executive.

The Executive shall not be terminated for “Cause” unless reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Supervisory Board, and thereafter whether or not an event giving rise to “Cause” has occurred will be determined by the Supervisory Board reasonably and in good faith; provided that any such determination by the Supervisory Board shall be subject to de novo review by the arbitrator pursuant to Section 22 based on the facts thereof.

(l)	“Change in Control” shall mean any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests, or any acquisition of stock in the open market or otherwise) the result of which is that any Person or “group” (as defined within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act), other than any of the Principal Stockholders or their Affiliates, obtains (i) direct or indirect beneficial ownership of more than fifty (50) percent of the voting rights of Lux Holdco, or any entity which is wholly-owned, directly or indirectly, by Lux Holdco and which has materially the same direct or indirect ownership of all direct and indirect subsidiaries of Lux Holdco as does Lux Holdco, or (ii) all or substantially all of the assets of the Group (excluding, for the avoidance of doubt, a transaction or series of transactions involving the sale of only (A) the assets of the entities comprising the Business Information division of the Group, in combination with (B) the assets of either (x) the entities comprising the Marketing Information division of the Group or (y) the entities comprising the Media Measurement and Information division of the Group, in each case as such applicable division is constituted from time to time).

(m)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(n)	“Common Stock” shall mean ordinary shares of Valcon Acquisition Holding B.V.

(o)	“Company” shall have the meaning set forth in the preamble hereto.

(p)	“Company SERP” shall have the meaning set forth in Section 3(g).

(q)	“Compensation Committee” means the compensation committee of the Supervisory Board, or if no such committee exists, the Supervisory Board or its Executive Committee.

(r)	“Competitive Entity” shall have the meaning set forth in Section 6(a)(i).

(s)	“Date of Termination” shall mean the date on which the Executive’s employment with the Company ceases in accordance with the other terms of this Agreement, and subject to Section 11(d).

(t)	“Delay Period” shall have the meaning set forth in Section 11(b).

(u)	A “Disability” shall have occurred when the Executive has been unable to perform his material duties because of physical or mental incapacity for a period of at least 180 consecutive days, as determined by a medical doctor mutually agreed upon by the parties hereto.

(v)	“Dutch Bidco” shall mean Valcon Acquisition B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid).

(w)	“Effective Date” shall have the meaning set forth in the preamble hereto.

(x)	“Equity” shall mean the Executive’s Options, the shares of Common Stock issued upon the exercise of such Options, and any other shares of Common Stock acquired by the Executive, which shares are subject to a stockholders’ agreement that provides for certain rights and restrictions, including, without limitation, customary tag-along and piggyback registration rights on behalf of the Executive, customary drag-along and other rights on behalf of the Company and/or the Principal Stockholders, and restrictions concerning voting rights and transferability, which restrictions may lapse based on duration of employment with the Company, Company performance and individual performance, as described in more detail in the summary of terms and conditions in Exhibit B of the Original Agreement.

(y)	“Equity Plan” shall mean the equity incentive plan established (as amended from time to time) with respect to the Common Stock. Lux Holdco agreed to cause Valcon Acquisition Holding B.V. or such other applicable member of the Group, to use its reasonable best efforts to establish the Equity Plan, in such form as determined by the Supervisory Board after good faith consultation with the Executive and reasonably consistent with the applicable terms set forth in this Agreement, on or prior to September 30, 2006.

(z)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(aa)	“Excise Tax” shall have the meaning set forth in Section 10(a).

(bb)	“Executive” shall have the meaning set forth in the preamble hereto.

(cc)	“Executive Board” shall mean the Executive Board of Directors of the BV.

(dd)	“Extension Date” shall have the meaning set forth in Section 3(f)(i).

(ee)	“Extension Term” shall have the meaning set forth in Section 2(b).

(ff)	“Forfeited Options” shall mean any Prior Vested Options that, in connection with the Executive’s termination of employment with the Prior Employer, the Prior Employer does not permit the Executive to exercise, or the Executive cannot both exercise and sell the stock underlying, prior to the expiration thereof, because of applicable Prior Employer securities law purchase and sale limitations.

(gg)	The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

(i)	Failure of the Company to continue the Executive in the positions of Chief Executive Officer and Chairman of the Executive Board (or, if applicable and consistent with Section 2(c)(ii), of the Supervisory Board) or any other failure to elect or to continue the Executive in any position contemplated by Section 2(c)(iii); provided that failure to elect or appoint the Executive, or to continue the Executive’s election or appointment, as Chairman of the Supervisory Board shall not constitute “Good Reason” if prohibited by, or impracticable under, law or prevailing corporate practice;

(ii)	A material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(iii)	The Company’s material breach of the employment agreement or other agreements with the Executive which results in a significant adverse impact upon the Executive;

(iv)	The Executive is not elected or appointed to (or not re-elected to or re-appointed to or removed from) the Executive Board (or, if applicable and consistent with Section 2(c)(ii), the Supervisory Board); provided that failure to elect or appoint the Executive, or to continue the Executive’s election or appointment, as Chairman of the Supervisory Board shall not constitute “Good Reason” if prohibited by, or impracticable under, law or prevailing corporate practice;

(v)	The relocation by the Company of the Executive’s primary place of employment with the Company to a location outside of New York City, Westchester, New York or Fairfield County, Connecticut;

(vi)	The failure of the Company to obtain the assumption in writing delivered to the Executive of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company; or

(vii)	The failure of the Company to timely pay to the Executive any significant amounts due under the terms of this Agreement;

in any case of the foregoing, that remains uncured after ten (10) business days after the Executive has provided the Company written notice that the Executive believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after such event has first occurred.

Notwithstanding the foregoing, a termination of employment by the Executive for any reason pursuant to a Notice of Termination given during the thirty (30) day period immediately following the first anniversary of the occurrence of a Change in Control shall be deemed to be a termination of employment for Good Reason.

(hh)	“Gross-Up Payment” shall have the meaning set forth in Section 10(a).

(ii)	“Group” shall mean Lux Holdco and any of its direct and indirect subsidiaries and Affiliates (including, without limitation, the U.S. Entity), together with any successor thereto.

(jj)	“Initial Term” shall have the meaning set forth in Section 2(b).

(kk)	“Lux Holdco” shall have the meaning set forth in the preamble.

(ll)	“Make Whole Payment” shall have the meaning set forth in Section 3(d).

(mm)	“New Business” shall have the meaning set forth in Section 6(a)(i).

(nn)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(oo)	“Option” shall mean an option to purchase shares of the Common Stock pursuant to the Equity Plan.

(pp)	“Parachute Payment” shall have the meaning set forth in Section 10(a).

(qq)	“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(rr)	“Prior Employer” shall mean the Executive’s employer as of August 22, 2006.

(ss)	“Prior SERP” shall mean the supplemental executive retirement plan provided by the Prior Employer for the benefit of the Executive.

(tt)	“Prior Vested Options” shall mean the Executive’s vested in-the-money stock options granted by the Prior Employer, which were outstanding as of August 22, 2006 and do not otherwise expire by their terms prior to the date of the Executive’s termination of employment with the Prior Employer (other than by reason of the termination of the Executive’s employment with the Prior Employer).

(uu)	“Principal Stockholders” shall mean each of the “Investors” (as defined in the Shareholders’ Agreement), but in any event shall include each of AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co, and Thomas H. Lee Partners, or their successors, so long as they remain investors under the Shareholders’ Agreement.

(vv)	“Proprietary Information” shall have the meaning set forth in Section 7.

(ww)	“Pro-Rate Factor” shall mean a fraction, (i) the numerator of which is equal to the number of days that the Executive is employed by the Company during the calendar year in which the Executive’s employment with such employer commences or terminates, as applicable, and (ii) the denominator of which is the number of days in such calendar year.

(xx)	“Reduced Payment” shall have the meaning set forth in Section 10(c).

(yy)	“Related Agreements” shall have the meaning set forth in Section 18.

(zz)	“Restricted Stock” shall mean restricted shares of the Common Stock granted pursuant to the Equity Plan.

(aaa)	“Section 409A” shall have the meaning set forth in Section 11(a).

(bbb)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ccc)	“Severance Period” shall mean the period beginning on the Date of Termination and ending on the earlier to occur of (i) the second anniversary of the Date of Termination, or (ii) the first date of the Executive’s violation of any covenant contained in Sections 6 or 7(a) or gross violation of any covenant contained in Section 8, which, in each case, the violation is (A) material and (B) results in a significant adverse impact on the Company and has not been corrected within ten (10) days of receipt of written notice by the Executive.

(ddd)	“Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement Regarding VNU Group B.V., to be entered into by and among Lux Holdco, Valcon Acquisition Holding B.V., Dutch Bidco, and the other parties thereto.

(eee)	“Signing Bonus” shall have the meaning set forth in Section 3(c).

(fff)	“Signing Bonus Installment” shall have the meaning set forth in Section 3(c).

(ggg)	“Stock Purchase Amount” shall have the meaning set forth in Section 3(f)(i).

(hhh)	“Supervisory Board” shall mean the Board of Supervisory Directors of the BV.

(iii)	“Term” shall have the meaning set forth in Section 2(b).

(jjj)	“Total Payment” shall have the meaning set forth in Section 10(e).

(kkk)	“U.S. Entity” shall have the meaning set forth in the preamble hereto.

2.	Employment

(a)	Employment. The Company shall continue to employ the Executive and the Executive shall continue his employment with the Company for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	Term. The initial term of employment under this Agreement (the “Initial Term”) is for the period beginning on the Effective Date and ending on December 31, 2011, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)	Position and Duties.

(i) The Executive shall continue to serve as Chief Executive Officer of the Company with the responsibilities, duties and authority customarily associated with such positions in a company the size and nature of the Company and such other responsibilities, duties and authority commensurate with such positions, as may from time to time be assigned to the Executive by the Supervisory Board. Such duties, responsibilities and authority may include services as chairman or chief executive officer for one or more members of the Group. The Executive shall report to the Supervisory Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, and the Executive shall not serve on any corporate, industry or civic boards or committees without the prior consent of the Supervisory Board; provided that the Executive shall be permitted to continue to serve in the positions set forth on
Exhibit A attached hereto, and on any charitable board, so long as such service on any such corporate, industry, civic or charitable board, does not meaningfully interfere with the Executive’s duties hereunder or violate any covenant contained in Section 6, 7 or 8.

(ii) As of the Effective Date, the Principal Stockholders have caused the Executive to be appointed or elected as Chairman of the Executive Board. During the Term, the Executive Board shall propose the Executive for re-election to the Executive Board, and cause the Principal Stockholders to cause Dutch Bidco to vote all of its shares of Common Stock in favor of such re-election. The Executive shall serve as a member and Chairman of the Supervisory Board, in the event of a change in current Dutch corporate governance practice or the Company’s relocation to another jurisdiction, such that the Executive’s service in such positions is permissible, and not impracticable, in the applicable corporate governance context.

(iii) It is the intent of this Agreement (which intent shall be effected by the Company) that if the Company becomes a public entity, the Executive shall become the chairman and chief executive officer of such resulting public entity (other than as otherwise prohibited by law or, with regard to the position of chairman, impracticable under prevailing corporate practice) and that prior to any such public status, the Executive shall be chairman and chief executive officer of each of the senior operating companies of the Group (other than as otherwise prohibited by law or, with regard to the position of chairman, impracticable under prevailing corporate practice).

(iv) The Executive’s principal place of employment shall be the offices of TNC (US) Holdings, Inc. in New York, New York.

3.	Compensation and Related Matters

(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate as of the Effective Date of $1,500,000 per annum, and which shall be paid in accordance with the customary payroll practices of the Company (as increased from time to time, the “Annual Base Salary”). The rate of the Annual Base Salary shall be reviewed annually by the Compensation Committee and may be increased, but not decreased, upon such review.

(b)	Annual Bonus. With respect to each of the Company’s fiscal years that end during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) as a participant in the bonus fund under the Company’s Executive Incentive Program, as amended from time to time. The Supervisory Board shall make all qualitative determinations necessary under that Program, including, but not limited to, an assessment of the Executive’s individual performance, when determining the amount of the Annual Bonus. The Annual Bonus shall be paid in the calendar year following the calendar year in which it is earned.

(c)	Signing Bonus. The Executive shall receive a signing bonus of $10,613,699 (the “Signing Bonus”), paid in installments (each, a “Signing Bonus Installment”) on the last day of each of the calendar years 2006 through 2011, subject, except as set forth below, to the Executive’s continuous employment with the Company through the applicable payment date.

(i)	Each Signing Bonus Installment shall be an amount equal to $10,613,699, multiplied by a fraction, (A) the numerator of which is equal to the number of days during the applicable calendar year that the Executive is employed by the Company, and (B) the denominator of which is equal to the total number of days from the Effective Date through December 31, 2011; provided that the amount of the Signing Bonus Installment paid on December 31, 2006, shall be offset by any amount in excess of $1,513,562 that was received by the Executive from the Prior Employer in respect of his 2006 cash incentive bonus in respect of 2006 (the “2006 Prior Bonus”).

(ii)	Upon a termination of the Executive’s employment hereunder prior to an applicable payment date, (A) the Executive shall receive an amount equal to the Signing Bonus Installment due on the next applicable payment date, paid at such time it would otherwise have been paid if the Executive continued employment, multiplied by a fraction, (1) the numerator of which is equal to the number of days that the Executive is employed by the Company during the year in which such termination occurs, and (2) the denominator of which is 365, and (B) any remaining unpaid portion of the Signing Bonus shall thereupon be forfeited.

(d)	Make Whole Payment. In respect of the Executive’s outstanding long-term incentive, restricted stock unit and stock option awards granted by the Prior Employer, the Executive received a cash lump sum payment of $20,000,000, less certain specified amounts (the “Make Whole Payment”), paid on the date of, and just prior to, the Executive’s investment of the Stock Purchase Amount (as described in Section 3(f)(i)), as set forth in the Original Agreement.

(e)	Additional Make Whole Payment. In respect of the Executive’s 2006 Prior Bonus (as described in Section 3(c)(i) above) and any Prior Vested Options that become Forfeited Options, the Company paid to the Executive a cash payment (the “Additional Make Whole Payment”) on the date of, and just prior to, the Executive’s investment of the Stock Purchase Amount (as described in Section 3(f)(i)), as set forth in the Original Agreement.

(f)	Equity Participation.

(i)	The Executive invested $20,000,000 in cash (the “Stock Purchase Amount”) (of which $10,000,000 was obtained from the after-tax proceeds from the Make Whole Payment) in shares of the Common Stock at the per share purchase price paid by the Principal Stockholders for their shares of the Common Stock, or the economic equivalent thereof (the Base Price), subject to the terms and conditions set forth in Exhibit B of the Original Agreement.

(ii)	As of date of the investment of the Stock Purchase Amount, and as a function of the amount thereof, the Executive has been granted Options, subject to the terms and conditions of Exhibit B of the Original Agreement. The Options were granted pursuant to an option agreement by and between the Company and the Executive, substantially in the form of Exhibit C to the Original Agreement. In the event that the Executive is required to make any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, by reason of the grant of any Equity or exercise of his rights thereunder, the Company shall promptly provide any necessary information and shall pay any filing and reasonable legal fees in connection therewith, and, to the extent that the Company is required to make any filing under such Act, it shall make such filing in a timely manner.

(g)	SERP. In respect of the Executive’s accrued benefits under the Prior SERP, the Executive is entitled to receive a supplemental retirement benefit from the Company (the “Company SERP”). The Company SERP provides a benefit in an amount equal to (as of August 22, 2006) $14,500,000, together with interest from December 31, 2006, at the rate of 5.05% per annum, less the actuarial equivalent (determined on the same basis as the foregoing $14,500,000 amount) with regard to any amount that the Executive receives or is entitled to receive in the future pursuant to the Prior SERP. Subject to Section 11, the Executive’s benefit under the Company SERP shall be paid in a cash lump sum on the earlier to occur of January 1, 2012, or the Executive’s termination of employment hereunder. The Executive will be fully vested at all times in his benefits under the Company SERP.

(h)	Benefits. During the Term, the Executive (and his eligible dependents) shall be entitled to participate in employee benefit plans, programs, practices and arrangements of the Company (including, without limitation, retirement, health insurance, sick leave and other benefits) consistent with the terms thereof, as in effect from time to time.

(i)	Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to senior executives of the Company, but in no event less than five (5) weeks per year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(j)	Expenses. During the Term the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy and in accordance with Section 11(e), which policy shall provide for travel and entertainment at a level commensurate with the Executive’s position.

(k)	Legal Fees. The Company shall pay all reasonable attorneys’ fees and disbursements incurred by the Executive in connection with the negotiation of (i) this Agreement, up to a maximum of $75,000, and (ii) the negotiation of any other agreements documenting the Executive’s initial equity arrangements with the Company and concomitant revisions of this Agreement. To the extent that the foregoing payments are treated as taxable income to the Executive, the Company shall provide the Executive with a payment in an amount such that the Executive has no after tax cost for such payments.

4.	Termination

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)

Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment, in which case the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after the receipt of such notice by the Executive; provided that prior to the effective date of such termination, the Executive shall not have returned to full-time performance of his duties; provided, further, that until such termination, the Executive shall continue to receive his full compensation and benefits. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity Executive incurs an earlier “separation from service” within the meaning of Section 409A, the Executive shall on such date automatically be terminated from employment as a Disability termination.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason upon not less than forty-five (45) days advance written notice to the Supervisory Board.

(vii)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b). Such non-extension by the Company shall constitute termination by the Company without Cause as of the end of the then-applicable Term.

(viii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(b)

Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i) (Death)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of

Termination which, if submitted by the Executive, shall be at least forty-five (45) days in the case of a termination by the Executive without Good Reason, or fifteen (15) days in the case of a termination by the Executive for Good Reason, following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date following the Company’s receipt of the Notice of Termination from the Executive by written notice to the Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date within thirty (30) days thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination (which Notice of Termination asserts a bona fide, good faith claim of Cause or Good Reason, as the case may be) any fact or circumstance which contributes to a showing of unrelated Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting in good faith such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder; provided, however, that such fact or circumstance was unknown to the notifying party (which, in the case of the Company, shall mean the Supervisory Board) at the time of the giving of such Notice of Termination.

(c)	Company Obligations upon Termination (including due to death or Disability). Upon termination of the Executive’s employment (including due to the Executive’s death or Disability), the Executive (or the Executive’s estate) shall be entitled to receive, and the Company: (i) shall pay (within the sixty (60) day period after termination) any amount of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) shall promptly reimburse (in no event later than the period set forth in Section 11(e)) any expenses owed to the Executive under Section 3(j), (iii) shall pay (within the sixty (60) day period after termination) any accrued vacation pay owed to the Executive pursuant to
Section 3(i), (iv) shall pay any accrued and unpaid Annual Bonus for the immediately preceding year (except upon a termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason) when it would otherwise have been paid if the Executive continued employment. (v) shall provide the portion of the Signing Bonus owed to the Executive pursuant to Section 3(c)(ii) when it would otherwise have been paid if the Executive continued employment. (vi) shall pay within the sixty (60) day period after termination the SERP benefit owed to the Executive pursuant to Section 3(g), (vii) shall pay any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(h), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, where applicable, any death and disability benefits, and (viii) shall pay or provide any other payments, continued benefits or rights specifically provided pursuant to written agreement with the Company to continue following the Executive’s termination of employment, in accordance with the terms of Sections 10, 11 and 13.

5.

Severance Payments. If the Executive’s employment shall be terminated due to death pursuant to Section 4(a)(i), due to Disability pursuant to Section 4(a)(ii), by the Company without Cause pursuant to Section 4(a)(iv), by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), or due to the Company’s non-extension of the Term pursuant to Section 4(a)(vii), the Company shall provide the Executive with the following payments and benefits, subject to Section 11; provided, however, that severance provided pursuant to this Agreement shall be contingent upon the Executive’s execution and expiration of the revocation period without revocation, within sixty (60) days following the effective date of termination, of a general waiver and release of claims by the Executive against the Company and its affiliates substantially in the form attached hereto as Exhibit B, and such severance amounts shall be paid or commence to be paid (unless due later pursuant to Section 11(b)) on the sixtieth (60th) day following the Executive’s date of termination: (with a lump sum payment of any installments due prior to such date paid as part of the initial payment).

(a)	a cash severance payment equal to two times the sum of (i) the Executive’s Annual Base Salary, as in effect for the year in which such termination occurs and (ii) $2,000,000; provided, however, that such severance payment shall be in lieu of notice or any other severance benefits to which the Executive might otherwise be entitled. The cash severance payment shall be paid in equal installments over the Severance Period, in accordance with the normal payroll practices of the Company;

(b)	the Annual Bonus for the year in which such termination occurs (based on the Company’s performance in relation to the applicable performance targets, as determined in good faith by the Compensation Committee), multiplied by the Pro-Rate Factor (as applicable to the Executive’s employment with the Company) and paid at such time as the Executive’s Annual Bonus would otherwise have been paid;

(c)	the Company shall pay the Executive a monthly amount equal to the applicable COBRA premiums for the Executive and dependents including medical, dental and prescription drug coverage for the Executive and dependents for the period from the Date of Termination until the earlier of (i) the end of the Severance Period or (ii) the date on which the Executive receives comparable benefits from a subsequent employer (the “Covered Period”); provided, however, that if there are any delayed payment requirements for the first sixty (60) days or six (6) months after the Date of Termination, the amounts for such period shall be payable in lump sum immediately after the end of the delay, and further provided, that to the extent the Executive incurs tax that the Executive would not have incurred as an active employee as a result of the aforementioned coverage, the Executive shall receive from the Company at the same time, an additional gross-up payment in the amount necessary so that the Executive will have no after tax cost for receiving such payment or any additional payment; and

(d)	during the Covered Period, continuation of death and disability benefits Executive had at the Date of Termination.

6.	Non-Competition; Non-Solicitation; No-Hire

(a)	The Executive shall not, at any time during the Term or during the two-year period following the Date of Termination (the “Restricted Period”):

(i)	Directly or indirectly engage in, have any equity interest in, or manage or operate (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) any of the entities (which term “entity” shall for purposes of this Section 6 include any subsidiaries, parent entities or other Affiliates thereof (measured on the date of the Executive’s commencement of activities for such entities), or any successor thereto with regard to all or substantially all of the entity’s assets) set forth in a letter delivered to the Executive within thirty (30) days of the date of the Original Agreement (August 22, 2006) (each, a “Competitive Entity”), which original Competitive Entity must satisfy the fifteen (15) percent threshold described below (but as applied to the Group); provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in any such entity provided the stock or other equity interest acquired is not more than five (5) percent of the outstanding interest in such entity; provided, further, that, at any time prior to delivery of Notice of Termination by either party hereto, the Company shall have the discretion, acting reasonably and in good faith, to add additional Competitive Entities up to a total of ten (10), including those previously on the list, or to substitute another entity for any of the Competitive Entities; provided, further, that such addition or substitution is made prior to the giving of a Notice of Termination. Notwithstanding the foregoing, if the Company acquires any business in another business line (each, a “New Business”), then the Company shall have the discretion, acting reasonably and in good faith, to add up to five (5) competitors of the New Business to the foregoing list of the Competitive Entities, in excess of the applicable numerical limit, so long as each such added competitor derives at least fifteen (15) percent of its consolidated revenues and profits from business units that are competitive with the New Business based on the consolidated revenues and profits in the fiscal year immediately prior to the year such entity is added as a Competitive Entity; provided, further, that (x) at the time of any such acquisition, the Company shall examine the entire list of Competitive Entities and, in good faith, remove any which it reasonably believes should no longer be considered Competitive Entities, (y) the Company shall promptly remove any Competitive Entities in the event of the subsequent sale of the business of the Company with respect to which such Competitive Entity competes and (z) in no event shall the number of Competitive Entities be more than seventeen (17).

(ii)	Directly or indirectly solicit or hire, on his own behalf or on behalf of any other person or entity, the services of any individual who, at the time of the Executive’s termination of employment hereunder, is (or, at any time during the previous twelve (12) months, was) a management-level employee or executive officer of the Company or, other than in the good faith performance of his duties with the Company, solicit or induce any of the Company’s then employees to terminate employment with the Company; provided that the foregoing shall not be violated if an entity with which the Executive is then associated solicits or hires any such prohibited person (other than any such person that is set forth on a list containing no more than fifty (50) individuals, to be provided by the Company to the Executive within thirty (30) days of his termination of employment hereunder), so long as the Executive does not, with knowledge of such person’s relationship with the Company, direct or approve and is not otherwise involved in such solicitation or hire of the specific person (as opposed to filling the position). The restrictions in this Section 6(a)(ii) shall not apply to (A) general solicitations that are not specifically directed to employees of the Company or any affiliate or (B) serving as a reference at the request of an employee. There shall be no violation of this Section 6(a)(ii) that may serve as a basis for Cause or a forfeiture event, unless there is an actual hire and the failure of such person hired to return to the Company’s employ (or other cure, if possible) within ten (10) days of Executive’s receipt of written notice from the Company; or

(iii)

Other than in the good faith performance of his duties with the Company, directly or indirectly, on his own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company at the time of the Executive’s termination of employment hereunder (or, at any time during the previous twelve (12) months) to terminate its arrangements with the Company, otherwise adversely change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose competitive with the business of the Company; provided that the foregoing shall not be violated (A) by actions of the Executive taken on behalf of an entity with which the Executive is then associated and which is a customer, subscriber or supplier of the Company, to the extent that such actions are taken in connection with such customer, subscriber or supplier relationship, and (B) if an entity with which the Executive is then associated solicits or induces any such prohibited person, so long as the Executive does not, with knowledge of such person’s relationship with the Company, direct or approve and is not otherwise involved in such solicitation or inducement of the specific transaction (as opposed to transactions in general). The restrictions in this Section 6(a)(iii) shall not apply to general advertisements that are not specifically directed to customers or suppliers of the Company or any affiliate. There shall be no violation of this Section 6(a)(iii) that may serve as a basis for Cause or a forfeiture event, unless there is an actual termination, or an adverse change in the relationship, by a customer, subscriber or supplier of the Company and a failure by the Executive to cure within ten (10) days of receipt of written notice from the Company.

(b)	In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)	As used in this Section 6, the term “Company” shall only include Lux Holdco and its Affiliates.

(d)	The provisions contained in Section 6(a) may be altered and/or waived with the prior written consent of the Supervisory Board or the Compensation Committee.

7.	Nondisclosure of Proprietary Information

(a)

Except as deemed desirable by the Executive in the good faith performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, during the Term and in perpetuity after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not generally known within the relevant trade or industry or in the public domain (other than by means of the Executive’s improper direct or indirect disclosure of such Proprietary Information) or is available, or becomes available to the Executive on a non-confidential basis, but only if the Executive has a reasonable good faith belief that such information is public, and such information is continued to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the

Proprietary Information identified herein may be important, material and may affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. Notwithstanding the foregoing, the Executive may retain documents relating to his personal compensation and entitlements and his personal rolodex.

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the prompt written notice thereof, shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought, and shall reasonably assist, at the Company’s expense, such counsel in resisting or otherwise responding to such process.

(d)	As used in this Section 7, the term “Company” shall only include Lux Holdco and its Affiliates.

8.	Non-Disparagement

(a)	Each of the parties hereto agrees that at no time during the Executive’s employment by the Company or at any time within two (2) years thereafter shall such party (and, in the case of the Company, its officers and the members of the Executive Board, and board of directors of Lux Holdco) make, or cause or assist any other person to make, with intent to damage, any public statement or other public communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party (including, in the case of Lux Holdco, any of its directors or officers).

(b)	Notwithstanding the foregoing, nothing in this Section 8 shall prevent the Company, the Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (ii) making any truthful statement (A) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (B) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (C) that is a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to the Executive’s prior relationship with the Company, or (D) as the Executive deems reasonably desirable in the good faith performance of his duties with the Company.

9.	Injunctive Relief

It is recognized and acknowledged by the Company and the Executive that a breach of the covenants contained in Sections 6, 7 and 8 may cause irreparable damage to the Company and its goodwill and, with respect to Section 8, the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company and the Executive agree that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company or the Executive, as applicable, will be entitled to specific performance and injunctive relief.

10.	Parachute Payments and Excise Taxes

(a)	So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to the Executive or for the Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive additional payments (a “Gross-Up Payment”) in an amount equal to the Excise Taxes imposed upon the Parachute Payment and the Gross-Up Payment. Except as expressly provided in this Section 10(a), the Executive shall not be entitled to any additional payments in connection with any Parachute Payments or Gross-Up Payments, including any reimbursement for the income tax thereon.

(b)	If the Company is not described in Section 280G(b)(5)(A)(ii)(I) of the Code, and if the Executive shall become entitled to a Parachute Payment, which Parachute Payment will be subject to the Excise Tax, subject to Section 10(e) below, then the Company shall pay to the Executive at the time specified below (i) a Gross-Up Payment such that the net amount retained by the Executive, after deduction of any Excise Tax on the Parachute Payment and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Parachute Payment, shall be equal to the Parachute Payment, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income multiplied by the actual applicable rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(c)	Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that if the Parachute Payment (other than that portion valued under Treasury Regulation Section 1.280G, Q&A 24(c)) (the “Cash Payment”) is reduced by the amount necessary such that the receipt of the Cash Payment would not give rise to any Excise Tax (the “Reduced Payment”) and the Reduced Payment would not be less than ninety percent (90%) of the Cash Payment, then no Gross-Up Payment shall be made to the Executive and the Cash Payments, in the aggregate, shall be reduced to the Reduced Payments. If the Reduced Payment is to be effective, payments shall be reduced in the following order (i) any cash severance based on a multiple of Annual Base Salary or Annual Bonus, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, and (v) acceleration of vesting of any equity not covered by subsection (iv) above, unless the Executive elects another method of reduction by written notice to the Company prior to the change of ownership or effective control.

(d)	In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding Section 10(c) applies.

(e)	For purposes of determining whether any of the Parachute Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”), there is a reasonable reporting position that such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Executive. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as they are requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(f)	For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the Executive’s actual rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Executive’s actual rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Parachute Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit from such tax authority is denied.

(g)	In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(h)

The Gross-up Payment or portion thereof provided for above shall be paid, subject to Section 11, not later than the sixtieth (60th) day following a change in ownership or effective control covered by Section 280G(b)(2) of the Code that subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments, subject to further payments pursuant to Section 10(d), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, subject to Section 10(l), such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(i)	In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), but the Executive shall control any other issues unrelated to the Excise Tax. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

(j)	The Company shall be responsible for all charges of the Accountant.

(k)	The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(l)	Nothing in this Section 10 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

11.	Section 409A

(a)	Compliance With 409A. The parties hereby agree that the provisions of this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and modifying it would avoid such additional tax, the Company shall, after consulting with the Executive, reform such provision to comply with or avoid application of Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.

(b)	Six Month Wait for Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination of his employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and the Company is a public company, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(c)	Indemnification. Solely with respect to the Equity, but, for the avoidance of doubt, excluding any other compensation or benefits provided by the Company to the Executive, whether under this Agreement or otherwise, the Company shall indemnify and hold harmless, on an after-tax basis, the Executive from and against any accelerated or additional tax (including interest and penalties with respect thereto) that may be imposed on the Executive by reason of Section 409A.

(d)	Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of Sections 1, 3, 4, 5, 10 and any other provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.

(e)

Payment Period for Reimbursements, In-Kind Benefits and Tax Gross-Up Payments. All reimbursements for costs and expenses pursuant to Sections 3(h), 3(j), 3(k) and any other applicable provision of this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Tax gross-up payments pursuant to Sections 3(k), 10 and any other applicable provision of this Agreement shall be paid no event later than the end of the calendar year following the calendar year in which the Executive pays such tax.

(f)	Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)	Installments as Separate Payment. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

12.	Assignment and Successors

The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated solely by reason of the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity; provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the rights and duties of the Company as contained in this Agreement, either contractually or as a matter of law; provided, further, that no assignment of this Agreement shall be permitted other than in such instance. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

13.	Indemnification and Insurance; Legal Expenses

During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company, its Affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify the Executive to the fullest extent permitted by applicable law (other than in connection with the Executive’s gross negligence or willful misconduct), and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses). During the Term and thereafter while liability exists, the Executive shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its Affiliates or his serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement); provided that the Executive shall, in all cases, be entitled to such Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present or former director or officer of the Company.

14.	Governing Law

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States. Subject to Section 22, any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of New York County, New York or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, the Company and the Executive accept the jurisdiction of said courts, agree to service of process by registered or certified mail, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

15.	Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.	Notices

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows (or to any other address as any party shall have specified by notice in writing to the other party):

(a)	If to the Company:

The Nielsen Company B.V.

Ceylonpoort 5

2037 AA Haarlem

The Netherlands

Fax.: +31 23 546 3938

Attn: Chairman of the Executive Committee of the Supervisory Board

and

The Nielsen Company B.V.

Ceylonpoort 5

2037 AA Haarlem

The Netherlands

Fax.: +31 23 546 3938

Attn: Chairman of the Compensation Committee

with a copy to:

Latham & Watkins, LLP

885 Third Avenue

New York, New York 10022-4802

Fax: (212) 751-4864

Attn: Jed Brickner

(b)	If to the Executive, to the address last shown on the records of the Company.

17.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18.	Entire Agreement

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively, the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including without limitation any term sheet or similar agreement entered into between the Company and the Executive). The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

19.	Amendments; Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer or director of the Company which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer or director of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

20.	No Inconsistent Actions

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

21.	Construction

This Agreement shall be deemed drafted equally by the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

22.	Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company or the Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7 and 8 of the Agreement, as applicable, and the Company and the Executive hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law, as in-house counsel or as a professor of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 22, (x) if the arbitrator determines that the Executive is the prevailing party in such action, the Company shall be required to pay the reasonable attorney’s fees and expenses of the Executive in connection with such arbitration, as well as the arbitrator’s full fees and expenses and (y) if the Company prevails in such action or if, in the opinion of the court or arbitrator deciding such action, there is no prevailing party, each party shall pay his or its own attorney’s fees and expenses and the arbitrator’s fees and expenses will be borne equally by the parties thereto. Payments hereunder shall be made within sixty (60) days after the arbitrator’s decision.

23.	No Mitigation; No Offset

The Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

24.	Enforcement

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

25.	Withholding

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

26.	Employee Acknowledgement

The Company and the Executive acknowledge that they have read and understand this Agreement, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company or the Executive other than those contained in writing herein, and have entered into this Agreement freely based on their own judgment.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first written above.

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.À. R.L.

By:	/s/ James A. Attwood Jr.
Name: James A. Attwood Jr.
Title: Managing Director

TNC (US) HOLDINGS, INC. (FORMERLY VNU, INC.)

By:	/s/ James W. Cuminale
Name: James W. Cuminale Title: Chief Legal Officer

EXECUTIVE

By:	/s/ David L. Calhoun
David L. Calhoun

Exhibit A

Board and Committee Positions

Board of Medtronic, Inc.

Exhibit B

Form of Release

David L. Calhoun (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue The Nielsen Company B.V., a private company with limited liability incorporated under the laws of the Netherlands (Besloten Vennootschap met Beperkte Aansprakelijkheid) (the “Company”), the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, in such capacities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, and the successors of the Company or any of the foregoing entities, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to                          (or, with respect to claims of disparagement, arising or occurring on or prior to the date this Release is executed), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under the law of the United States, any other country, or any state, or locality relating to employment, or securities, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar statutes, ordinances, and regulations of the United States, any other country, or any state or locality; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (x) amounts owed to or rights available for the Executive under Sections 3, 4 or 5 of that certain Employment Agreement dated [                    ], 2006, by and between the Company and the Executive (the “Employment Agreement”), any obligation assumed under Sections 8, 10, 11 or 13 of the Employment Agreement by any party thereto, and amounts or rights under any other agreement that by their terms imply continuation after termination of employment, and (y) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Executive.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). The Executive understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Release. The Executive is hereby advised to consult with an attorney prior to executing the

B-1

Release. By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release. The Executive further warrants that he understands that he may use as much or all of his twenty-one (21)-day period as he wishes before signing, and warrants that he has done so.

The Executive further warrants that he understands that he has seven (7) days after signing this Release to revoke the Release by notice in writing to [            ]. This Release shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without [            ] having received such revocation, but not before such time.

B-2